EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of HSBC Finance Corporation:

We consent to the incorporation by reference in the Registration Statements No. 2-86383, No. 33-21343, No. 33-45454, No. 33-45455, No. 33-52211, No. 33-58727, No. 333-00397, No. 333-03673, No. 333-36589, No. 333-39639, No. 333-47073, No. 333-58291, No. 333-58289, No. 333-58287, No. 333-30600, No. 333-50000, No. 333-70794, No. 333-71198, No. 333-83474 and No. 333-99107 on Form S-8 and Registration Statements No. 33-55043, No. 33-55561, No. 33-64175, No. 333-02161, No. 333-14459, No. 333-47945, No. 333-59453, No. 333-60543, No. 333-72453, No. 333-82119, No. 333-33240, No. 333-45740, No. 333-56152, No. 333-61964, No. 333-73746, No. 333-75328, No. 333-85886, No. 333-111413, No. 33-44066, No. 33-57249, No. 333-01025, No. 333-27305, No. 333-33052, No. 333-53862, No. 333-60510, No. 333-100737, No. 333-120494, No. 333-120495, No. 333-120496 , No. 333-130580 and No. 333-128369 on Form S-3 of HSBC Finance Corporation (the Company) of our reports dated February 29, 2008, with respect to the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of income (loss), changes in shareholder’s(s’) equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of the Company.

/s/  KPMG LLP

Chicago, Illinois
February 29, 2008